Exhibit 10.12

LIMITED LIABILITY PARTNERSHIP

EXECUTION VERSION

$100,000,000

FACILITY AGREEMENT

dated August 6, 2009

for

WESTWAY GROUP, INC.

WESTWAY HOLDINGS NETHERLANDS BV

as original borrowers

WESTWAY GROUP, INC.

as original guarantor

with

E D & F MAN TREASURY MANAGEMENT PLC

as lender

MULTICURRENCY REVOLVING FACILITY AGREEMENT

32.	Remedies and Waivers	65

33.	Amendments and Waivers	66

34.	Counterparts	66

35.	USA Patriot Act	66

36.	Governing Law	67

37.	Enforcement	67

SCHEDULE 1 CONDITIONS PRECEDENT		68

SCHEDULE 2 UTILISATION REQUEST		70

SCHEDULE 3 FORM OF COMPLIANCE CERTIFICATE		71

SCHEDULE 4 FORM OF ACCESSION DEED		72

THIS AGREEMENT is dated August 6, 2009 and made between:

(1)	WESTWAY GROUP, INC. as original borrower (the “Company”);

(2)	WESTWAY HOLDINGS NETHERLANDS BV as original borrower (together with the Company as original borrower, the “Original Borrowers”);

(3)	WESTWAY GROUP, INC. as original guarantor (the “Original Guarantor”); and

(4)	E D & F MAN TREASURY MANAGEMENT PLC as lender (the “Lender”).

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Accession Deed” means a document substantially in the form set out in Schedule 4 (Form of Accession Deed).

“Additional Borrower” means a person who becomes a Borrower under this Agreement pursuant to Clause 25.2 (Additional Borrower and Additional Guarantor).

“Additional Guarantor” means a person who becomes a Guarantor under this Agreement pursuant to Clause 25.2 (Additional Borrower and Additional Guarantor).

“Additional Obligor” means an Additional Borrower or an Additional Guarantor.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Anti-Terrorism Law” means each of:

(a)	Executive Order No. 13224 of September 23, 2001—Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten To Commit, or Support Terrorism (the “Executive Order”);

(b)	the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (commonly known as the USA Patriot Act);

(c)	the Money Laundering Control Act of 1986, Public Law 99-570;

(d)	the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq, the Trading with the Enemy Act, 50 U.S.C. App. §§ 1 et seq, any Executive Order or regulation promulgated thereunder and administered by the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury; and

(e)	any similar law enacted in the United States subsequent to the date of this Agreement.

“Applicable Rate” means:

(a)	in relation to any amount in the Base Currency or an Optional Currency in respect of which LIBOR exists, LIBOR; and

(b)	in relation to any amount in any other Optional Currency in respect of which LIBOR does not exist, the rate nominated by the Lender representing the average cost to the Lender of funding that amount in that Optional Currency from whatever source it may reasonably select.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period” means the period from and including the date of this Agreement to and including 27 May 2011.

“Available Facility” means the amount of the Facility minus:

(a)	the Base Currency Amount of any outstanding Loans; and

(b)	in relation to any proposed Utilisation, the Base Currency Amount of any Loans that are due to be made on or before the proposed Utilisation Date,

other than any Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date.

“Base Currency” means dollars.

“Base Currency Amount” means, in relation to a Loan, the amount specified in the Utilisation Request delivered by a Borrower for that Loan (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at an exchange rate nominated by the Lender on the date which is three Business Days before the Utilisation Date or, if later, on the date the Lender receives the Utilisation Request) adjusted to reflect any repayment or prepayment of the Loan.

“Borrower” means an Original Borrower or an Additional Borrower.

“Break Costs” means the amount (if any) by which:

(a)	the interest which the Lender should have received for the period from the date of receipt of all or any part of a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which the Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London, Amsterdam, New York and

(a)	(in relation to any date for payment or purchase of a currency other than euro) the principal financial centre of the country of that currency; or

(b)	(in relation to any date for payment or purchase of euro) a day which is a TARGET Day.

“Change of Control” means, in respect of a given company, any person or group of connected persons who becomes the owner of over 50 per cent. of the issued and voting share capital of that company (for the purpose of this definition, “connected person” shall be construed in accordance with section 839 of the Income and Corporation Taxes Act 1988).

“Code” means, at any date, the U.S. Internal Revenue Code of 1986 and the regulations promulgated and the judicial and administrative decisions rendered under it, all as the same may be in effect at such date.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 3 (Form of Compliance Certificate).

“Consolidated Net Worth” means, in respect of the Group, the excess of total consolidated assets over total consolidated liabilities (and for the avoidance of doubt, common stock and preferred stock issued by the Group shall be regarded as equity for the purpose of determining Consolidated Net Worth).

“Customer Contracts” means the contracts to be entered into between members of the Group and members of the ED&F Man Group pursuant to which, inter alia, such members of the ED&F Man Group will be obliged:

(a)	to offer to members of the Group the opportunity to match any offer for bulk liquid storage services in any centre in which members of the Group have available the necessary facilities to fulfil the then requirements of such members of the ED&F Man Group;

(b)	to accept any such matching offer; and

(c)	to be the exclusive provider of cane mollasses to the Group,

on and subject to the terms and conditions thereof.

“Default” means an Event of Default or any event or circumstance specified in Clause 23 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Disruption Event” means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

(and which (in either such case)) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“ED&F Man Group” means ED&F Man Holdings Limited and its Subsidiaries.

“Environmental Claim” means any claim, proceeding or investigation by any person in respect of any Environmental Law.

“Environmental Law” means any applicable law in any jurisdiction in which any member of the Group conducts business which relates to the pollution or protection of the environment or harm to or the protection of human health or the health of animals or plants.

“Environmental Permits” means any permit, licence, consent, approval and other authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the Group conducted on or from the properties owned or used by the relevant member of the Group.

“ERISA” means, at any date, the United States Employee Retirement Income Security Act of 1974 and the regulations promulgated and rulings issued thereunder, all as the same may be in effect at such date.

“ERISA Affiliate” means, in relation to a member of the Group, each person (as defined in Section 3(9) of ERISA) which together with that member of the Group would be deemed to be a “single employer” (a) within the meaning of Section 414(b), (c), (m) or (o) of the Code or (b) as a result of that member of the Group being or having been a general partner of such person.

“ERISA Event” means

(a)	(i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30 day notice requirement with respect to such event has been waived or (ii) the requirements of Section 4043(b) of ERISA apply with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days;

(b)	the application for a minimum funding waiver under Section 303 of ERISA with respect to a Plan;

(c)	the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA);

(d)	the cessation of operations at a facility of any Obligor or any ERISA Affiliate in the circumstances described in Section 4062(3) of ERISA;

(e)	the incurrence by any Obligor or ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal by any Obligor or any ERISA Affiliate from a Multiple Employer Plan;

(f)	the conditions for imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any Plan;

(g)	the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA;

(h)	the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, such Plan;

(i)	the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived;

(j)	the failure to make by its due date a required contribution with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan;

(k)	the incurrence or expected incurrence by any Obligor or ERISA Affiliate of any liability under Title IV of ERISA with respect to any Plan or Multiemployer Plan;

(l)	an action, suit, proceeding, hearing, audit or investigation with respect to the administration, operation or the investment of assets of any Plan (other than routine claims for benefits) is pending, expected or threatened; or

(m)	the incurrence of an Insufficiency by or with respect to any Plan.

“Event of Default” means any event or circumstance specified as such in Clause 23 (Events of Default).

“Executive Order” has the meaning given to it in paragraph (a) of the definition of “Anti-Terrorism Laws”.

“Facility” means the multicurrency revolving loan facility in an aggregate amount of $100,000,000 made available under this Agreement as described in Clause 2 (The Facility) to the extent not cancelled or reduced under this Agreement.

“Finance Document” means this Agreement, any Accession Deed, the Funding Indemnity, the side letter dated 28 May 2009 between the Lender and the Company (for and on behalf of itself and its Subsidiaries) and any other document designated as a “Finance Document” by the Lender and the Company.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(i)	any amount raised by the issue of redeemable shares;

(j)	any amount of any liability under an advance or deferred purchase agreement if one of the primary reasons behind the entry into this agreement is to raise finance; and

(k)	(without double counting) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (j) above.

“Financial Quarter” means the period commencing on the day after one Quarter Date and ending on the next Quarter Date.

“Funding Indemnity” means the letter of indemnity provided by the Obligors dated on or about the date of this Agreement in favour of the Lender relating to the first Utilisation Request issued pursuant to this Agreement.

“GAAP” means generally accepted accounting principles in the United States.

“Group” means the Original Guarantor and its Subsidiaries for the time being.

“Guarantor” means an Original Guarantor or an Additional Guarantor.

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“Insufficiency” means, with respect to any Plan, the amount, determined on a plan termination basis, if any, of its unfunded benefit liabilities, as defined in, and in accordance with actuarial assumptions set forth in, Section 4001(a)(18) of ERISA (excluding any accrued but unpaid contributions).

“Interest Period” means:

(a)	in relation to a Loan which is deemed to be a Loan pursuant to Clause 2.2, one Month;

(b)	in relation to any other Loans, each period determined in accordance with Clause 10 (Interest Periods); and

(c)	in relation to an Unpaid Sum, each period determined in accordance with Clause 9.3 (Default interest).

“Interim Facility Agreement” means the $100,000,000 facility agreement dated 28 May 2009 between the Borrowers and the Lender.

“Investment Company Act” means the U.S. Investment Company Act of 1940.

“IRS” means the United States Internal Revenue Service or any successor thereto.

“Joint Venture” means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity.

“LIBOR” means, in relation to any Loan:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the applicable currency or the Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Lender at its request quoted by the Reference Banks to leading banks in the London interbank market, as of 11:00 a.m. on the Quotation Day for the offering of deposits in the applicable currency of that Loan and for a period comparable to the Interest Period for that Loan.

“Loan” means:

(a)	a loan made or to be made under the Facility; or

(b)	a loan made under the Interim Facility Agreement which is deemed to be a Loan pursuant to Clause 2.2,

or, in each case, the principal amount outstanding for the time being of that loan.

“Margin” means 3.50 per cent. per annum.

“Margin Stock” means margin stock or “margin security” within the meaning of Regulations T, U and X.

“Material Adverse Effect” means a material adverse effect on:

(a)	the business, operations, property, financial condition or prospects of the Group taken as a whole;

(b)	the ability of an Obligor to perform its obligations under the Finance Documents; or

(c)	the validity or enforceability of the Finance Documents or the rights or remedies of the Lender under the Finance Documents.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	subject to paragraph (c) below, if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

“Multiemployer Plan” means a multiemployer plan, as defined in Section (3)(37) of ERISA, subject to Title IV of ERISA, contributed to for any employees of a U.S. Obligor or any ERISA Affiliate.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, subject to Title IV of ERISA, that (a) is maintained for employees of any Obligor or any ERISA Affiliate and at least one person other than the Obligors and the ERISA Affiliates or (b) was so maintained and in respect of which any Obligor or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Obligor” means a Borrower or a Guarantor.

“OFAC” has the meaning given to it in paragraph (d) of the definition of “Anti-Terrorism Laws”.

“Optional Currency” means a currency (other than the Base Currency) which complies with the conditions set out in Clause 4.3 (Conditions relating to Optional Currencies).

“Original Financial Statements” means the audited consolidated financial statements of the Group for the financial year ended 31 December 2008.

“Participating Member State” means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“PBGC” means the U.S. Pension Benefit Guaranty Corporation, or any entity succeeding to all or any of its functions under ERISA.

“Permitted Acquisition” means:

(a)	the Transaction; or

(b)	an acquisition by a member of the Group of an asset sold, leased, transferred or otherwise disposed of by another member of the Group in circumstances constituting a Permitted Disposal.

“Permitted Disposal” means any sale, lease, transfer or other disposal on arm’s length terms:

(a)	made in the ordinary course of trading of the disposing entity;

(b)	constituted by a licence of intellectual property rights (provided that each company in the Group retains such intellectual property rights as are necessary for the continuing business of the Group;

(c)	of assets where proceeds of disposal are used within 180 days of that disposal to purchase replacement assets that are similar or superior as to type and value;

(d)	for cash of any obsolete assets not required for the efficient operation of the business of the Group by any member of the Group;

(e)	arising as a result of any Permitted Security;

(f)	of cash where that disposal is not otherwise prohibited by the Finance Documents; or

(g)	during any financial year where the book value of the assets (when aggregated with the book value of the assets for any other sale, lease, transfer or other disposal by or between members of the Group, other than as permitted under paragraphs (a) to (f) above) does not exceed 10 per cent. of the Consolidated Net Worth as shown in the Compliance Certificate delivered pursuant to Clause 20.2 (Compliance Certificate).

“Permitted Financial Indebtedness” means Financial Indebtedness:

(a)	arising under or permitted by the Finance Documents;

(b)	arising under a Permitted Loan, a Permitted Guarantee or a Permitted Transaction; or

(c)	under finance or capital leases of vehicles, plant, equipment or computers, provided that the aggregate capital value of all such items so leased under outstanding leases by members of the Group does not exceed $2,000,000 (or its equivalent in other currencies) at any time.

“Permitted Guarantee” means:

(a)	the endorsement of negotiable instruments in the ordinary course of trade;

(b)	any performance or similar bond or guarantee guaranteeing performance by a member of the Group under any contract entered into in the ordinary course of trade, or an indemnity given by a member of the Group in respect of any such performance or similar bond or guarantee guaranteeing performance by a member of the Group that is provided by a bank or other financial institution;

(c)	any guarantee permitted under Clause 22.13 (Indebtedness);

(d)	any guarantee given in respect of the netting or set-off arrangements permitted pursuant to paragraph (a) of the definition of Permitted Security;

(e)	any indemnity given in the ordinary course of the documentation of a Permitted Acquisition or a Permitted Disposal which indemnity is in a customary form and subject to customary limitations; or

(f)	any guarantee given in the ordinary course of business and the aggregate value of any such obligations so guaranteed at any time does not exceed $2,000,000 (or its equivalent in other currencies).

“Permitted Joint Venture” means any investment of any member of the Group as at the date of this Agreement in any Joint Venture (including Champion Liquid Feeds Pty Ltd and Sunnyside Feed LLC) and any investment after the date of this Agreement in any Joint Venture where:

(a)	the Joint Venture is engaged in a business substantially the same as that carried on by the Group; and

(b)	in any financial year of the Company, the aggregate (the “Joint Venture Investment”) of:

(i)	all amounts subscribed for shares in, lent to, or invested in all such Joint Ventures by any member of the Group,

(ii)	the contingent liabilities of any member of the Group under any guarantee given in respect of the liabilities of any such Joint Venture; and

(iii)	the market value of any assets transferred by any member of the Group to any such Joint Venture,

when aggregated with the total purchase price in respect of the Permitted Acquisitions permitted in that financial year does not exceed $2,000,000 (or its equivalent in other currencies).

“Permitted Loan” means:

(a)	any trade credit extended by any member of the Group to its customers on normal commercial terms and in the ordinary course of its trading activities;

(b)	Financial Indebtedness which is referred to in the definition of, or otherwise constitutes, Permitted Financial Indebtedness (except under paragraph (b) of that definition);

(c)	a loan made by an Obligor to another Obligor or made by a member of the Group which is not an Obligor to another member of the Group;

(d)	any loan made by an Obligor to a member of the Group which is not an Obligor so long as the aggregate amount of the Financial Indebtedness under any such loans does not exceed $5,000,000 (or its equivalent) at any time; or

(e)	any loan (other than a loan made by a member of the Group to another member of the Group) so long as the aggregate amount of the Financial Indebtedness under any such loans does not exceed $5,000,000 (or its equivalent) at any time.

“Permitted Security” means:

(a)	any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(b)	any lien arising by operation of law and in the ordinary course of trading;

(c)	any Security or Quasi-Security created at any time to secure any indebtedness incurred by any member of the Group by way of non-recourse project financing and, for this purpose, “non-recourse project financing” means any arrangement for the provision of funds which are to be used to finance a project for the acquisition, construction, development or exploitation of any property or asset pursuant to which the persons providing such funds agree to look only to the property or asset financed (including, for the avoidance of doubt, security over shares of the project company) and the revenues to be generated by the use, exploitation, operation of, or loss of or damage to, such property or asset without recourse to other assets or revenues of any member of the Group;

(d)	any Security or Quasi-Security created at any time over goods and products or documents of title to goods and products arising in the ordinary course of business in connection with letters of credit and similar transactions entered into in order to finance the payment of the purchase price of such goods or products where such Security or Quasi-Security secures only indebtedness in respect of the purchase price of such goods or products (and amounts incidental thereto) required to be repaid within 180 days after the date upon which such indebtedness was first incurred, providing in each case that such indebtedness is in fact paid within such 180 day period or, if earlier, its maturity;

(e)	any Security or Quasi-Security in respect of any tax and assessments or governmental charges which are either (i) not yet due and payable or (ii) being contested in good faith;

(f)	any Security or Quasi-Security securing indebtedness which was previously permitted to be secured pursuant to this Agreement as Permitted Security and which has been extended, renewed or replaced to the extent that:

(i)	the outstanding principal amount of indebtedness so secured is not increased,

(ii)	the Security or Quasi-Security applies to the same property which was subject thereto; and

(iii)	no event has occurred which constitutes or (with the passage of time or the giving of notice or both) would constitute an Event of Default;

(g)	any Security or Quasi-Security consented to in writing by the Lender, in its discretion; or

(h)	any other Security or Quasi-Security (in addition to those listed in paragraphs (a) to (g) above) securing indebtedness the principal amount of which (when aggregated with the principal amount of any other indebtedness which has the benefit of Security or Quasi-Security given by any member of the Group other than as permitted under paragraphs (a) to (g) above) does not exceed $1,000,000 (or its equivalent in another currency or currencies).

“Permitted Transaction” means:

(a)	any disposal required, Financial Indebtedness incurred, guarantee, indemnity or Security or Quasi-Security given, or other transaction arising, under the Finance Documents;

(b)	the solvent liquidation or reorganisation of any member of the Group which is not an Obligor so long as any payments or assets distributed as a result of such liquidation or reorganisation are distributed to other members of the Group;

(c)	transactions (other than (i) any sale, lease, license, transfer or other disposal and (ii) the granting or creation of Security or the incurring or permitting to subsist of Financial Indebtedness) conducted in the ordinary course of trading on arm’s length terms; or

(d)	any payments or other transactions contemplated by the Transaction Agreement or the Customer Contracts.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Quarter Date” means each of 31 March, 30 June, 30 September and 31 December.

“Quasi-Security” has the meaning given to it in Clause 22.4(b) (Negative pledge).

“Quotation Day” means, in relation to any period for which an interest rate is to be determined:

(a)	(if the currency is sterling), the first day of that period;

(b)	(if the currency is euro), two TARGET Days before the first day of that period; or

(c)	(for any other currency), two Business Days before the first day of that period,

unless market practice differs in the Relevant Interbank Market for a currency, in which case the Quotation Day for that currency will be determined by the Lender in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

“Real Property” means:

(a)	any freehold, leasehold or immovable property; and

(b)	any buildings, fixtures, fittings, fixed plant or machinery from time to time situated on or forming part of that freehold or leasehold property.

“Reference Banks” means the principal London offices of The Royal Bank of Scotland plc, HSBC Bank plc and Lloyds TSB Bank plc or such other banks as may be appointed by the Lender in consultation with the Company.

“Refinancing Proceeds” means the proceeds of refinancing of the Facility by bank debt and/or bonds.

“Regulations T, U and X” means, respectively, Regulations T, U and X of the Board of Governors of the Federal Reserve System of the United States (or any successor) as now and from time to time in effect from the date of this Agreement.

“Relevant Interbank Market” means in relation to euro, the European interbank market and, in relation to any other currency, the London interbank market.

“Relevant Jurisdiction” means:

(a)	the jurisdiction of incorporation or organisation of each member of the Group; and

(b)	the jurisdiction where any member of the Group is conducting its business.

“Repeating Representations” means each of the representations set out in Clause 19.1 (Status), Clause 19.2 (Binding obligations), Clause 19.3 (Non-conflict with other obligations), Clause 19.4 (Power and authority), Clause 19.5 (Validity and admissibility in evidence), Clause 19.6 (Governing law and enforcement), Clause 19.9 (No default), Clause 19.10 (Financial statements), Clause 19.11 (Pari passu ranking), Clause 19.12 (No proceedings pending or threatened), Clause 19.13 (Environmental compliance), Clause 19.14 (Environmental Claims), Clause 19.15 (Taxation), Clause 19.16 (Security), Clause 19.17 (Good title to assets), Clause 19.18 (ERISA and Multiemployer Plans), Clause 19.19 (Federal Reserve Regulations), Clause 19.20 (Investment Companies), Clause 19.21 (Anti-Terrorism Laws) and Clause 19.22 (No adverse consequences).

“Restricted Party” means any person listed:

(a)	in the Annex to the Executive Order;

(b)	on the “Specially Designated Nationals and Blocked Persons” list maintained by the OFAC; or

(c)	in any successor list to either of the foregoing.

“Rollover Loan” means one or more Loans:

(a)	made or to be made on the same day that a maturing Loan is due to be repaid;

(b)	the aggregate amount of which is equal to or less than the maturing Loan;

(c)	in the same currency as the maturing Loan (unless it arose as a result of the operation of Clause 6.2 (Unavailability of a currency)); and

(d)	made or to be made to the same Borrower for the purpose of refinancing a maturing Loan.

“SEC” means the United States Securities and Exchange Commission or any successor thereto.

“Screen Rate” means the British Bankers’ Association Interest Settlement Rate for the relevant currency and period, displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Lender may specify another page or service displaying the appropriate rate after consultation with the Company.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, subject to Title IV of ERISA, that (a) is maintained or contributed to by any Obligor or any ERISA Affiliate for employees of any Obligor or any ERISA Affiliate and no person other than the Obligors and the ERISA Affiliates or (b) was so maintained or contributed to and in respect of which any Obligor or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Specified Representations” means each of the representations set out in Clause 19.7 (Deduction of Tax), Clause 19.8 (No filing or stamp taxes), Clauses 19.10(a) and 19.10(c) (Financial statements), Clause 19.12 (No proceedings pending or threatened), Clause 19.13 (Environmental compliance), Clause 19.14 (Environmental Claims), Clause 19.15 (Taxation), Clause 19.17 (Good title to assets), Clause 19.18 (ERISA and Multiemployer Plans) and Clause 19.22 (No adverse consequences).

“Subsidiary” means a subsidiary within the meaning of section 1159 of the Companies Act 2006.

“TARGET” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises interlinked national real time gross settlement systems and the European Central Bank’s payment mechanism and which began operations on 4 January 1999.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007.

“TARGET Day” means

(a)	until such time as TARGET is permanently closed down and ceases operations any day on which both TARGET and TARGET2 are; and

(b)	following such time as TARGET is permanently closed down and ceases operations, any day on which TARGET2 is,

open for the settlement of payments in euro.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Termination Date” means 27 May 2011.

“Transaction” means the series of transactions as contemplated in the press release dated 25 November 2008 issued by the Company.

“Transaction Agreement” means the sale and purchase agreement dated 25 November 2008 between the Company (in its former name of “Shermen WSC Acquisition Corp.”) and the Lender relating to the sale and purchase of certain assets (as amended to date).

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“U.S.” and “United States” means the United States of America, its territories, possessions and other areas subject to the jurisdiction of the United States of America.

“U.S. Borrower” means a Borrower whose jurisdiction of organisation is a state of the United States or the District of Columbia.

“U.S. Guarantor” means a Guarantor whose jurisdiction of organisation is a state of the United States or the District of Columbia.

“U.S. Obligor” means any U.S. Borrower or U.S. Guarantor.

“Utilisation” means a utilisation of the Facility.

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan was or is to be made (as the case may be).

“Utilisation Request” means a notice substantially in the form set out in Schedule 2 (Requests).

“VAT” means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature.

“Withdrawal Liability” has the meaning specified in Part I of Subtitle E of Title IV of ERISA.

1.2	Construction

(a)	Unless a contrary indication appears any reference in this Agreement to:

(i)	the “Lender”, any “Obligor” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	“assets” includes present and future properties, revenues and rights of every description;

(iii)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended, replaced or restated;

(iv)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(v)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(vi)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(vii)	a provision of law is a reference to that provision as amended or re-enacted; and

(viii)	a time of day is a reference to London time.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been remedied or waived.

1.3	Currency Symbols and Definitions

(a)	“$” and “dollars” denote the lawful currency of the United States of America.

(b)	“£” and “sterling” denote the lawful currency of the United Kingdom.

(c)	“EUR” and “euro” denote the single currency unit of the Participating Member States.

1.4	Third party rights

A person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

SECTION 2

THE FACILITY

2.	THE FACILITY

2.1	The Facility

Subject to the terms of this Agreement, the Lender makes available, and will make available for the duration of the Availability Period, to the Borrowers a multicurrency revolving loan facility in an aggregate amount of $100,000,000.

2.2	Interim Facility Agreement

This Agreement supersedes the Interim Facility Agreement, which shall be deemed to be automatically terminated (without prejudice to any accrued rights and obligations as at the date of this Agreement of the Borrowers and the Lenders under the Interim Facility Agreement) on the date of this Agreement. Upon the termination of the Interim Facility Agreement, all existing loans outstanding under the Interim Facility Agreement shall automatically be deemed to be converted to Loans (in the currency in which they were originally made) under and subject to the terms and conditions of this Agreement, provided that the first Interest Period in respect of any deemed Loan hereunder shall end on the date one Month from the date that the corresponding loan was originally made under the Interim Facility Agreement. For the avoidance of doubt, in no circumstances is the aggregate amount of all Loans, including such deemed Loans, to exceed an aggregate amount of $100,000,000.

3.	PURPOSE

3.1	Purpose

Each Borrower shall apply all amounts borrowed by it under the Facility towards its general corporate purposes.

3.2	Monitoring

The Lender is not bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

No Borrower may deliver a Utilisation Request unless the Lender has received all of the documents and other evidence listed in Part I of Schedule 1 (Conditions precedent) in form and substance satisfactory to the Lender. The Lender shall notify the relevant Borrower promptly upon being so satisfied.

4.2	Further conditions precedent

The Lender will only be obliged to make a Loan available to a Borrower if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	in the case of a Rollover Loan, no Event of Default is continuing or would result from the proposed Loan and, in the case of any other Loan, no Default is continuing or would result from the proposed Loan;

(b)	the Repeating Representations to be made by each Obligor are true in all material respects except, with respect to the Specified Representations only, in respect of specific matters to the extent that they have been disclosed in writing to the Lender on or prior to such date; and

(c)	no event or circumstance which the Lender reasonably considers constitutes or is reasonably likely to have a Material Adverse Effect has occurred and is continuing.

4.3	Conditions relating to Optional Currencies

(a)	A currency will constitute an Optional Currency in relation to a Loan if:

(i)	it is readily available in the amount required and freely convertible into the Base Currency in the Relevant Interbank Market on the Quotation Day and the Utilisation Date for that Loan; and

(ii)	it has been approved by the Lender on or prior to the relevant Utilisation Date for that Loan.

(b)	If the Lender has received a written request from the Company for a currency to be approved under paragraph (a)(ii) above, the Lender will confirm to the Company by 5:00 p.m. on the fourth Business Day prior to the proposed Utilisation Date:

(i)	whether or not the Lender has granted its approval; and

(ii)	if approval has been granted, the minimum amount for any subsequent Utilisation in that currency.

4.4	Maximum number of Loans

A Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation more than 10 Loans would be outstanding.

SECTION 3

UTILISATION

5.	UTILISATION

5.1	Delivery of a Utilisation Request

A Borrower may utilise the Facility by delivery to the Lender of a duly completed Utilisation Request not later than 1:00 p.m. on the third Business Day prior to the proposed Utilisation Date. The Lender may agree to accept a Utilisation Request prior to the date of this Agreement in respect of a Loan on or after the date of this Agreement provided that the Lender has received a Funding Indemnity from the Borrower in respect of the requested Loan.

5.2	Completion of a Utilisation Request

(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	the proposed Utilisation Date is a Business Day within the Availability Period;

(ii)	the amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

(iii)	the proposed Interest Period complies with Clause 10 (Interest Periods).

(b)	Only one Loan may be requested in each Utilisation Request.

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be the Base Currency or an Optional Currency.

(b)	The amount of the proposed Loan must be an amount which is:

(i)	not more than the Available Facility; and

(ii)	in any event such that its Base Currency Amount is less than or equal to the Available Facility.

5.4	Making of a Loan

If the conditions set out in this Agreement have been met, the Lender shall make the requested Loan to the relevant Borrower on the Utilisation Date.

5.5	Cancellation of Facility

The Facility shall be immediately cancelled at the end of the Availability Period.

6.	OPTIONAL CURRENCIES

6.1	Selection of currency

A Borrower (or the Company on behalf of a Borrower) shall select the currency of a Loan in a Utilisation Request.

6.2	Unavailability of a currency

If at or before 10:30 a.m. on any Quotation Day:

(a)	the Lender notifies the Company that the Optional Currency requested is not readily available to it in the amount required; or

(b)	the Lender notifies the Company that compliance with its obligation to fund a Loan in the proposed Optional Currency would contravene a law or regulation applicable to it,

the Loan will be denominated in the Base Currency (in an amount equal to the Base Currency Amount or, in respect of a Rollover Loan, an amount equal to the Base Currency Amount of the Rollover Loan that is due to be made).

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

7.	REPAYMENT

7.1	Repayment of Loans

Each Borrower which has drawn a Loan shall repay that Loan on the last day of its Interest Period.

8.	PREPAYMENT AND CANCELLATION

8.1	Illegality

If it becomes unlawful in any applicable jurisdiction for the Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain any Loan:

(a)	the Lender shall promptly notify the Company upon becoming aware of that event whereupon the obligations of the Lender to make any further Loan in that jurisdiction will immediately terminate; and

(b)	the Lender may require that the Loans made to each Borrower in respect of that jurisdiction be repaid on the last day of the Interest Period for each of such Loans occurring after the Lender has notified the Company, if maintenance of such Loans in that jurisdiction has become unlawful.

8.2	Change of Control

Upon the occurrence of a Change of Control of a Borrower:

(a)	the Company shall promptly notify the Lender upon becoming aware of that event;

(b)	the Lender shall not be obliged to fund a Utilisation; and

(c)	the Lender may, by not less than five Business Days notice to the Company, cancel the Facility and declare all outstanding Loans, together with accrued interest and all other amounts accrued under the Finance Documents, immediately due and payable, at which time the Facility will be cancelled and all such outstanding amounts will become immediately due and payable.

8.3	Receipt of Refinancing Proceeds

Upon the receipt of any Refinancing Proceeds by either of the Borrowers:

(a)	the Company shall, and shall procure the other Borrower(s) will, apply such Refinancing Proceeds to prepay the outstanding Loans promptly upon receipt of those proceeds; and

(b)	such prepayment shall be applied in cancellation of the Facility.

8.4	Voluntary cancellation

The Company may, if it gives the Lender not less than three Business Days’ (or such shorter period as the Lender may agree) prior written notice, cancel the whole or any part of the Available Facility without premium or penalty.

8.5	Voluntary prepayment of Loans

The Borrower to which a Loan has been made may, if it gives the Lender not less than three Business Days’ (or such shorter period as the Lender may agree) prior notice, prepay the whole or any part of a Loan.

8.6	Restrictions

(a)	Any notice of cancellation or prepayment given by any Party under this Clause 8 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	Unless a contrary indication appears in this Agreement, any part of the Facility which is prepaid may be reborrowed in accordance with the terms of this Agreement.

(d)	The Borrowers shall not repay or prepay all or any part of the Loans or cancel all or any part of the Available Facility except at the times and in the manner expressly provided for in this Agreement.

(e)	No amount of the Facility cancelled under this Agreement may be subsequently reinstated.

SECTION 5

COSTS OF UTILISATION

9.	INTEREST

9.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin; and

(b)	the Applicable Rate.

9.2	Payment of interest

The Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six Monthly intervals after the first day of the Interest Period).

9.3	Default interest

(a)	If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is one per cent. higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Lender (acting reasonably). Any interest accruing under this Clause 9.3 shall be immediately payable by the Obligor on demand by the Lender.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be one per cent. higher than the rate which would have applied if the overdue amount had not become due.

(c)	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

9.4	Notification of rates of interest

The Lender shall promptly notify the relevant Borrower of the determination of a rate of interest under this Agreement.

10.	INTEREST PERIODS

10.1	Selection of Interest Periods

(a)	A Borrower (or the Company on behalf of a Borrower) may select an Interest Period for a Loan in the Utilisation Request for that Loan.

(b)	Subject to this Clause 10, a Borrower (or the Company on behalf of a Borrower) may select an Interest Period of one, two, three or six Months or any other period (not exceeding 12 Months) agreed between the Company and the Lender.

(c)	An Interest Period for a Loan shall not extend beyond the Termination Date.

(d)	Each Interest Period for a Loan shall start on the Utilisation Date.

(e)	A Loan has one Interest Period only.

10.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

11.	CHANGES TO THE CALCULATION OF INTEREST

11.1	Absence of quotations

Subject to Clause 11.2 (Market disruption), if LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by 11:00 a.m. on the Quotation Day, the applicable LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

11.2	Market disruption

(a)	If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on that Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin; and

(ii)	the rate notified to the relevant Borrower by the Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to the Lender of funding that Loan from whatever source it may reasonably select.

(b)	In this Agreement “Market Disruption Event” means before close of business in London on the Quotation Day for the relevant Interest Period, the Lender determines that the cost to it of obtaining matching deposits in the Relevant Interbank Market would be in excess of the Applicable Rate.

11.3	Alternative basis of interest or funding

(a)	If a Market Disruption Event occurs and the Lender or the Company so requires, the Lender and the Company shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall be binding on all Parties.

11.4	Break Costs

Each Borrower shall, within three Business Days of demand by the Lender, pay to the Lender its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

12.	FEES

12.1	Commitment fee

(a)	The Borrowers shall pay to the Lender a fee in the Base Currency computed at the rate of 1.4 per cent. per annum on the Available Facility for the Availability Period and shall be jointly and severally liable for this fee.

(b)	The accrued commitment fee is payable on the last day of each successive period of three Months which ends during the Availability Period, on the last day of the Availability Period and, if cancelled in full, on the cancelled amount of the Available Facility at the time the cancellation is effective.

(c)	The Borrowers shall, within three Business Days following a written demand by the Lender, pay to the Lender any accrued but unpaid commitment fee under the Interim Facility Agreement as at the date of its termination and shall be jointly and severally liable for this fee.

12.2	Up-front fee

The Borrowers shall pay to the Lender a fee in the Base Currency computed at the rate of 1.5 per cent. of the uncancelled amount of the Facility on 28 November 2009 and shall be jointly and severally liable for this fee.

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

13.	TAX GROSS UP AND INDEMNITIES

13.1	Definitions

(a)	In this Agreement:

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding from a payment under a Finance Document for or on account of any Tax assessed on the Lender or with respect to payments made to the Lender other than a tax assessed

(A)	if that Tax is imposed on or calculated by reference to the net income of the Lender under the law of the jurisdiction (1) in which the Lender is incorporated or, if different, the jurisdiction (or jurisdictions) in which the Lender is treated as resident for tax purposes, or (2) from which the Lender makes Loans under the Facility in respect of the amounts received or receivable in that jurisdiction; or

(B)	if that tax is a branch profits tax imposed by the United States of America or any similar tax imposed by any other jurisdiction referred to in clause (A).

“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 13.2 (Tax gross-up) or a payment under Clause 13.3 (Tax indemnity).

(b)	Unless a contrary indication appears, in this Clause 13 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

13.2	Tax gross-up

(a)	Each Obligor shall make all payments to be made by it under a Finance Document without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Company shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) under a Finance Document notify the Lender accordingly. Similarly, the Lender shall notify the relevant Obligor on becoming so aware in respect of a payment payable to the Lender under a Finance Document.

(c)	If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the amount required by law.

(e)	Within a reasonable amount of time, the Obligor making that Tax Deduction shall deliver to the Lender evidence reasonably satisfactory to the Lender that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

13.3	Tax indemnity

(a)	The Borrowers shall (within three Business Days of demand by the Lender), on a joint and several basis, pay to the Lender an amount equal to the amount of the Tax which the Lender determines will be or has been (directly or indirectly) imposed on such Lender in respect of a payment under a Finance Document or the transactions occurring under such Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on the Lender:

(A)	under the law of the jurisdiction in which the Lender is incorporated or, if different, the jurisdiction (or jurisdictions) in which the Lender is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction from which the Lender makes Loans under the Facility in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by the Lender; or

(ii)	to the extent a loss, liability or cost is compensated for by an increased payment under Clause 13.2 (Tax gross-up).

(c)	If the Lender makes, or intends to make, a claim under paragraph (a) above, the Lender shall promptly notify the Company of the event which will give, or has given, rise to the claim.

13.4	Co-operation

The Parties shall take reasonable steps to co-operate to establish whether an exemption from, or reduction of, withholding is available on payments under a Finance Document to a Lender or any New Lender.

13.5	Tax Credit

If an Obligor makes a Tax Payment and the Lender determines that:

(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

(b)	the Lender has obtained, utilised and retained that Tax Credit,

the Lender shall pay an amount to the Obligor which the Lender determines will leave itself (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

13.6	Stamp taxes

The Borrowers shall pay and, within three Business Days of demand, jointly and severally indemnify the Lender against any cost, loss or liability the Lender incurs in relation to all stamp duty, registration, excise and other similar Taxes payable in respect of any Finance Document or the transactions occurring under any of them.

13.7	Value added tax

(a)	All amounts set out, or expressed to be payable under a Finance Document by an Obligor to the Lender which (in whole or in part) constitute the consideration for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply, and accordingly, subject to paragraph (b) below, if VAT is chargeable on any supply made by the Lender to an Obligor under a Finance Document, that Obligor shall pay to the Lender (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT and the Lender shall promptly provide an appropriate VAT invoice to that Obligor.

(b)	Where a Finance Document requires any Obligor to reimburse the Lender for any costs or expenses, that Obligor shall also at the same time pay and indemnify the Lender against all VAT incurred by the Lender in respect of the costs or expenses to the extent that the Lender reasonably determines that neither it nor any other member of any group of which it is a member for VAT purposes is entitled to credit or repayment from the relevant tax authority in respect of the VAT.

13.8	Survival of obligations

Without prejudice to the survival of any other section of this Agreement, the agreements and obligations of each Obligor and the Lender contained in this Clause 13 shall survive the payment in full by the Obligors of all obligations under this Agreement and the termination of this Agreement.

14.	INCREASED COSTS

14.1	Increased costs

(a)	Subject to Clause 14.3 (Exceptions) the Borrowers shall, within three Business Days of a demand by the Lender and on a joint and several basis, pay for the account of the Lender the amount of any Increased Costs incurred by the Lender or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

(b)	In this Agreement “Increased Costs” means:

(i)	a reduction in the rate of return from the Facility or on Lender’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by the Lender or any of its Affiliates to the extent that it is attributable to the Lender having entered into a commitment or funding or performing its obligations under any Finance Document.

14.2	Increased cost claims

If the Lender intends to make a claim pursuant to Clause 14.1 (Increased costs), the Lender shall notify the Company of the event giving rise to the claim.

14.3	Exceptions

(a)	Clause 14.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)	compensated for by Clause 13.3 (Tax indemnity) (or would have been compensated for under Clause 13.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in Clause 13.3(b) (Tax indemnity) applied); or

(iii)	attributable to the wilful breach by the Lender or its Affiliates of any law or regulation.

(b)	In this Clause 14.3, a reference to a “Tax Deduction” has the same meaning given to the term in Clause 13.1 (Definitions).

15.	OTHER INDEMNITIES

15.1	Currency indemnity

(a)	If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Obligor;

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

the Obligors shall as an independent obligation, within three Business Days of demand, jointly and severally indemnify the Lender against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

15.2	Other indemnities

(a)	The Borrowers shall, on a joint and several basis, within three Business Days of demand, indemnify the Lender against any cost, loss or liability incurred by the Lender as a result of:

(i)	the occurrence of any Event of Default;

(ii)	a failure by an Obligor to pay any amount due under a Finance Document on its due date;

(iii)	funding, or making arrangements to fund, a Loan requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by the Lender); or

(iv)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by a Borrower or the Company.

(b)	The Borrowers shall, on a joint and several basis, within three Business Days of demand, indemnify the Lender against any cost, loss or liability incurred by the Lender (acting reasonably) as a result of:

(i)	investigating any event which it reasonably believes is a Default;

(ii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

16.	MITIGATION BY THE LENDER

16.1	Mitigation

(a)	The Lender shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 8.1 (Illegality), Clause 13 (Tax gross-up and indemnities) or Clause 14 (Increased costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

16.2	Limitation of liability

(a)	The Borrowers shall, on a joint and several basis, within three Business Days of demand, indemnify the Lender for all costs and expenses reasonably incurred by the Lender as a result of steps taken by it under Clause 16.1 (Mitigation).

(b)	The Lender is not obliged to take any steps under Clause 16.1 (Mitigation) if, in the opinion of the Lender (acting reasonably), to do so might be prejudicial to it.

17.	COSTS AND EXPENSES

17.1	Transaction expenses

The Borrowers, who shall be jointly and severally liable for such amount, shall promptly on demand pay the Lender the amount of all documented out of pocket costs and expenses (including, but not limited to, legal fees) reasonably incurred by the Lender in connection with the negotiation, preparation, printing and execution of:

(a)	this Agreement and any other documents referred to in this Agreement; and

(b)	any other Finance Documents executed after the date of this Agreement.

17.2	Amendment costs

If (a) a Borrower requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 27.8 (Change of currency), that Borrower shall, within three Business Days of demand, reimburse the Lender for the amount of all costs and expenses (including, but not limited to, legal fees) reasonably incurred by the Lender in responding to, evaluating, negotiating or complying with that request or requirement.

17.3	Enforcement and preservation costs

The Borrowers, who shall be jointly and severally liable for such amount, shall, within three Business Days of demand, pay to the Lender the amount of all documented out of pocket costs and expenses (including, but not limited to, legal fees) incurred by the Lender in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

SECTION 7

GUARANTEE

18.	GUARANTEE AND INDEMNITY

18.1	Guarantee and indemnity

Each Guarantor irrevocably and unconditionally:

(a)	guarantees to the Lender punctual performance by each Borrower of all that Borrower’s obligations under the Finance Documents;

(b)	undertakes with the Lender that whenever a Borrower does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)	indemnifies the Lender immediately on demand against any cost, loss or liability suffered by the Lender if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which the Lender would otherwise have been entitled to recover.

18.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Borrower under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

18.3	Reinstatement

If any payment by any Borrower or any discharge given by the Lender (whether in respect of the obligations of any Borrower or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:

(a)	the liability of each Borrower shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

(b)	the Lender shall be entitled to recover the value or amount of that security or payment from each Borrower, as if the payment, discharge, avoidance or reduction had not occurred.

18.4	Waiver of defences

The obligations of each Guarantor under this Clause 18 will not be affected by any act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 18 (without limitation and whether or not known to it or the Lender) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)	any amendment, novation, supplement, extension (whether of maturity or otherwise) or restatement (in each case however fundamental and of whatever nature, and whether or not more onerous) or replacement of a Finance Document or any other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

18.5	Guarantor Intent

Without prejudice to the generality of Clause 18.4 (Waiver of Defences), each Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental and of whatsoever nature and whether or not more onerous) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

18.6	Immediate recourse

Each Guarantor waives any right it may have of first requiring the Lender (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 18. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

18.7	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, the Lender (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by the Lender (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 18.

18.8	Deferral of Guarantor’s rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Lender otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents:

(a)	to be indemnified by a Borrower;

(b)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents; and/or

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Lender under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by the Lender.

If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Lender by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Lender and shall promptly pay or transfer the same to the Lender or as the Lender may direct for application in accordance with Clause 27 (Payment mechanics) of this Agreement.

18.9	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by the Lender.

SECTION 8

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

19.	REPRESENTATIONS

Each Obligor makes the relevant representations and warranties set out in this Clause 19 to the Lender on the date of this Agreement.

19.1	Status

Each Obligor represents that:

(a)	it is a corporation or company, duly incorporated or organised and validly existing under the law of its jurisdiction of incorporation or organisation; and

(b)	it and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

19.2	Binding obligations

Each Obligor represents that the obligations expressed to be assumed by it in each Finance Document are, subject to any general principles of law limiting its obligations, which are specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation) or Clause 25 (Changes to the Obligors), legal, valid, binding and enforceable obligations.

19.3	Non-conflict with other obligations

Each Obligor represents that the entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	its or any of its Subsidiaries’ constitutional documents; or

(c)	any agreement or instrument binding upon it or any of its Subsidiaries or any of its or any of its Subsidiaries’ assets.

19.4	Power and authority

Each Obligor represents that it has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

19.5	Validity and admissibility in evidence

Each Obligor represents that all Authorisations required or desirable:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

(b)	to make the Finance Documents to which it is a party admissible in evidence in each Relevant Jurisdiction,

have been obtained or effected and are in full force and effect.

19.6	Governing law and enforcement

Each Obligor represents that:

(a)	the choice of governing law of each of the Finance Documents to which it is a party will be recognised and enforced in its Relevant Jurisdiction; and

(b)	any judgment obtained in England in relation to a Finance Document to which it is a party will be recognised and enforced in its Relevant Jurisdiction.

19.7	Deduction of Tax

Each Obligor represents that it is not required to make any deduction for or on account of Tax from any payment it may make under any Finance Document to which it is a party.

19.8	No filing or stamp taxes

Each Obligor represents that under the law of its Relevant Jurisdiction it is not necessary that the Finance Documents to which it is a party be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to those Finance Documents or the transactions contemplated by those Finance Documents.

19.9	No default

Each Obligor represents that:

(a)	no Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation; and

(b)	no other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries’) assets are subject which has or is reasonably likely to have a Material Adverse Effect.

19.10	Financial statements

(a)	Each Obligor represents that there has been no material adverse change in the business or consolidated financial condition of the Group since the date on which the Original Financial Statements are stated to have been prepared.

(b)	Each Obligor represents that its most recent financial statements delivered pursuant to Clause 20.1 (Financial statements):

(i)	have been prepared in accordance with GAAP as applied to the Original Financial Statements; and

(ii)	fairly represent its financial condition and operations (consolidated in the case of the Company) during the relevant financial year unless expressly disclosed to the Lender in writing to the contrary before the date on which such financial statements are delivered.

(c)	Each Obligor represents that since the date on which the most recent financial statements delivered pursuant to Clause 20.1 (Financial statements), there has been no material adverse change in the business or consolidated financial condition of the Group.

19.11	Pari passu ranking

Each Obligor represents that its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

19.12	No proceedings pending or threatened

Each Obligor represents that no litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, might has or is reasonably likely to have a Material Adverse Effect has (to the best of its knowledge and belief) been started or threatened against any member of the Group (or against the directors of any member of the Group).

19.13	Environmental compliance

Each Obligor represents that each member of the Group has performed and observed in all material respects all Environmental Law, Environmental Permits and all other material covenants, conditions, restrictions or agreements directly or indirectly concerned with any contamination, pollution or waste or the release or discharge of any toxic or hazardous substance in connection with any Real Property which is or was at any time owned, leased or occupied by any member of the Group or on which any member of the Group has conducted any activity, where, in each case, failure to do so has or is reasonably likely to have a Material Adverse Effect.

19.14	Environmental Claims

Each Obligor represents that no Environmental Claim has been commenced or (to the best of its knowledge and belief) is threatened against any member of the Group where that claim has or is reasonably likely, if determined against that member of the Group, to have a Material Adverse Effect.

19.15	Taxation

Each Obligor represents that:

(a)	it has duly and punctually paid and discharged all Taxes imposed upon it or its assets within the time period allowed without incurring penalties (except to the extent that (i) payment is being contested in good faith, (ii) it has maintained adequate reserves for those Taxes and (iii) payment can be lawfully withheld);

(b)	it is not materially overdue in the filing of any Tax returns; and

(c)	no material claims are being or are reasonably likely to be asserted against it with respect to Taxes.

19.16	Security

Each Obligor represents that no Security exists over all or any of the present or future assets of any member of the Group other than any Security permitted under Clause 22.4 (Negative pledge).

19.17	Good title to assets

Each Obligor represents that it has a good, valid and marketable title to, or valid leases or licences of, and all appropriate Authorisations to use, the assets necessary to carry on its business as presently conducted where failure to do so has or is reasonably likely to have a Material Adverse Effect.

19.18	ERISA and Multiemployer Plans

Each Obligor represents that:

(a)	with respect to any Plan that relates to it, no ERISA Event has occurred or, subject to the passage of time, is reasonably expected to occur that has resulted in or is reasonably expected to have a Material Adverse Effect;

(b)	to the best of its knowledge and belief, (i) Schedule B (Actuarial Information) to the most recent annual report (Form 5500 Series) filed with the IRS by any Obligor or ERISA Affiliate with respect to any Plan that relates to it and furnished to the Lender is complete and accurate in all material respects and fairly presents the funding status of such Plan, and (ii) since the date of such Schedule B, there has been no change in such funding status that has or is reasonably likely to have a Material Adverse Effect;

(c)	neither that U.S. Obligor (where applicable) nor any ERISA Affiliate has incurred or, so far as the relevant Obligors are aware, is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan that relates to such Obligor which has or is reasonably likely to have a Material Adverse Effect;

(d)	neither that Obligor nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that any Multiemployer Plan that relates to such Obligor is in reorganisation or has been terminated, within the meaning of Title IV of ERISA, and, so far as the relevant Obligors are aware, no such Multiemployer Plan is reasonably expected to be in reorganisation or to be terminated, within the meaning of Title IV of ERISA, in each case and to the extent that such reorganisation or termination has or is reasonably likely to have a Material Adverse Effect;

(e)	such Obligor and its ERISA Affiliates are in compliance in all respects with the presently applicable provisions of ERISA and the Code with respect to each Plan and Multiemployer Plan that relate to it, except for failures to so comply which does not or is not reasonably likely to have a Material Adverse Effect. No condition exists or event or transaction has occurred with respect to any such Plan or Multiemployer Plan which reasonably might result in the incurrence by that Obligor or its ERISA Affiliates of any liability, fine or penalty which has or is reasonably likely to have a Material Adverse Effect; and

(f)	no assets of that Obligor constitute the assets of any Plan within the meaning of the U.S. Department of Labor Regulation § 2510.3-101.

19.19	Federal Reserve Regulations

Each Obligor represents that:

(a)	it is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock; and

(b)	none of the proceeds of the Loans or other extensions of credit under this Agreement will be used, directly or indirectly, for the purpose of buying or carrying any Margin Stock, for the purpose of reducing or retiring any Financial Indebtedness that was originally incurred to buy or carry any Margin Stock or for any other purpose which might cause all or any Loans or other extensions of credit under this Agreement to be considered a “purpose credit” within the meaning of Regulation U or Regulation X.

19.20	Investment Companies

Each Obligor represents that it is not, and no person controlling it or any of its Subsidiaries, is or is required to be registered as an “investment company” under the Investment Company Act.

19.21	Anti-Terrorism Laws

Each Obligor represents that:

(a)	to the best of its knowledge, neither it nor any of its Affiliates: (i) is, or is controlled by, a Restricted Party; (ii) has received funds or other property from a Restricted Party; or (iii) is in breach of or is the subject of any action or investigation under any Anti-Terrorism Law; and

(b)	it and, to the best of its knowledge, each of its Affiliates has taken reasonable measures to ensure compliance with the Anti-Terrorism Laws.

19.22	No adverse consequences

Each Obligor represents that:

(a)	it is not necessary under the laws of its Relevant Jurisdictions:

(i)	in order to enable the Lender to enforce its rights under any Finance Document; or

(ii)	by reason of the execution of any Finance Document or the performance by it of its obligations under any Finance Document,

that the Lender should be licensed, qualified or otherwise entitled to carry on business in any of its Relevant Jurisdictions; and

(b)	the Lender is not and will not be deemed to be resident, domiciled or carrying on business in its Relevant Jurisdictions by reason only of the execution, performance and/or enforcement of any Finance Document.

19.23	Times when representation made

The Repeating Representations are deemed to be made by the relevant Obligors (by reference to the facts and circumstances then existing but subject to, in the case of the Specified Representations, the written disclosures of the Group to the Lender on or prior to such date) on the date of each Utilisation Request and each Utilisation Date, except that those contained in Clause 19.10(a) (Financial statements) will cease to be so made once subsequent financial statements have been delivered under this Agreement.

20.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 20 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any commitment is in force.

20.1	Financial statements

The Company shall supply to the Lender:

(a)	as soon as the same become available, but in any event within 75 days after the end of each of its financial years:

(i)	its audited consolidated financial statements for that financial year; and

(ii)	the financial statements of each Obligor for that financial year certified by the chief financial officer of the Company; and

(b)	as soon as the same become available, but in any event within 45 days after the end of each Financial Quarter of each of its financial years, the unaudited consolidated financial statements of the Group for that Financial Quarter.

20.2	Compliance Certificate

(a)	The Company shall supply to the Lender, with each set of financial statements delivered pursuant to Clause 20.1(a)(i) (Financial statements) or Clause 20.1(b) (Financial statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 21 (Financial covenants) as at the date at which those financial statements were drawn up.

(b)	Each Compliance Certificate shall be signed by two directors of the Company.

20.3	Requirements as to financial statements

(a)	Each set of financial statements delivered by the Company pursuant to Clause 20.1 (Financial statements) shall be certified by a director of the relevant company as fairly representing its financial condition as at the date at which those financial statements were drawn up.

(b)	The Company shall procure that each set of financial statements delivered pursuant to Clause 20.1 (Financial statements) is prepared using GAAP.

(c)

(i)	The Company shall procure that each set of financial statements of an Obligor delivered pursuant to Clause 20.1 (Financial statements) is prepared using GAAP and accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements for that Obligor unless, in relation to any set of financial statements, it notifies the Lender that there has been a change in GAAP or the accounting practices or reference periods, and its auditors (or, if appropriate, the auditors of the Obligor) deliver to the Lender:

(A)	a description of any change necessary for those financial statements to reflect the GAAP, accounting practices and reference periods upon which that Obligor’s Original Financial Statements were prepared; and

(B)	sufficient information, in form and substance as may be reasonably required by the Lender, to enable the Lender to determine whether Clause 21 (Financial covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and that Obligor’s Original Financial Statements.

(ii)	If the Company notifies the Lender of a change in accordance with paragraph (i) above then the Company and the Lender shall enter into negotiations in good faith with a view to agreeing:

(A)	whether or not the change might result in any material alteration in the commercial effect of any of the terms of this Agreement; and

(B)	if so, any amendments to this Agreement which may be necessary to ensure that the change does not result in any material alteration in the commercial effect of those terms,

and if any amendments are agreed they shall take effect and be binding on each of the Parties in accordance with their terms.

Any reference in this Agreement to “those financial statements” shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

20.4	Information: miscellaneous

The Company shall supply to the Lender:

(a)	all documents despatched by the Company to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched;

(b)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group (or against the directors of any member of the Group), and which has or is reasonably likely to, if adversely determined, have a Material Adverse Effect; and

(c)	promptly, such further information regarding the financial condition, business and operations of any member of the Group as the Lender may reasonably request.

20.5	Notification of default

(a)	Each Obligor shall notify the Lender of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)	Promptly upon a request by the Lender, the Company shall supply to the Lender a Compliance Certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

21.	FINANCIAL COVENANTS

21.1	Financial definitions

In this Clause 21:

“Consolidated EBIT” means the consolidated profits of the Group from ordinary activities before taxation:

(a)	before deducting any Consolidated Net Finance Charges;

(b)	before taking into account any items treated as exceptional or extraordinary items; and

(c)	after deducting the amount of any profit of any member of the Group which is attributable to minority interests,

in each case, to the extent added, deducted or taken into account, as the case may be, for the purposes of determining the profits of the Group from ordinary activities before taxation.

“Consolidated EBITDA” means Consolidated EBIT before deducting any amount attributable to the amortisation of intangible assets or the depreciation of tangible assets.

“Consolidated Net Finance Charges” means, as at each Relevant Date, the aggregate amount of the accrued interest, commission, fees, discounts, prepayment penalties or premiums and other finance payments in respect of Financial Indebtedness whether paid, payable or capitalised by any member of the Group in respect of the previous 12 months period ending on that Relevant Date:

(a)	excluding any such obligations owed to any other member of the Group;

(b)	including the interest element of leasing and hire purchase payments;

(c)	including any accrued commission, fees, discounts and other finance payments payable by any member of the Group under any interest rate hedging arrangement;

(d)	deducting any accrued commission, fees, discounts and other finance payments owing to any member of the Group under any interest rate hedging instrument; and

(e)	deducting any accrued interest owing to any member of the Group on any deposit, bank account or cash equivalent investments.

“Consolidated Total Net Debt” means at any time the aggregate amount of all obligations of the Group for or in respect of Financial Indebtedness but excluding any such obligations to any other member of the Group, so that no amount shall be included or excluded more than once.

“Consolidated Tangible Net Worth” means, in respect of the Group, the excess of total consolidated assets over total consolidated liabilities excluding, however, from total consolidated assets all assets which would be classified as intangible assets under GAAP including, but not limited to, goodwill and deferred charges (and for the avoidance of doubt, common stock and preferred stock issued by the Group shall be regarded as equity for the purpose of determining Consolidated Tangible Net Worth).

“Relevant Date” means the date at the end of each period of 12 months ending on the last day of each Financial Quarter in the Company’s financial year.

21.2	Financial condition

The Company shall ensure that:

(a)	At each Relevant Date, the Consolidated Tangible Net Worth shall not be less than $140,000,000.

(b)	The ratio of Consolidated Total Net Debt to Consolidated EBITDA shall not be greater than 3.5:1 at each Relevant Date.

(c)	The ratio of Consolidated EBITDA to Consolidated Net Finance Charge at each Relevant Date shall not be less than 4:1.

21.3	Financial testing

The financial covenants set out in Clause 21.2 (Financial condition) shall be tested by reference to each of the financial statements and/or each Compliance Certificate delivered pursuant to Clause 20.2 (Compliance Certificate).

22.	GENERAL UNDERTAKINGS

The undertakings in this Clause 22 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any commitment is in force.

22.1	Authorisations

Each Obligor shall promptly obtain, comply with and do all that is necessary to maintain in full force and effect any Authorisation required under any law or regulation of the Relevant Jurisdictions to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in each Relevant Jurisdiction of any Finance Document, where failure to do so has or is reasonably likely to have Material Adverse Effect.

22.2	Compliance with laws

Each Obligor shall comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents.

22.3	Pari passu ranking

Each Obligor shall ensure that at all times any unsecured and unsubordinated claims of the Lender against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

22.4	Negative pledge

In this Clause 22.4, “Quasi-Security” means a transaction described in paragraph (b) below.

(a)	No Obligor shall (and the Company shall ensure that no other member of the Group will) create or permit to subsist any Security over any of its assets.

(b)	No Obligor shall (and the Company shall ensure that no other member of the Group will):

(i)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(ii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iii)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)	Paragraphs (a) and (b) above do not apply to any Security or Quasi-Security (as the case may be) which is:

(i)	Permitted Security; or

(ii)	a Permitted Transaction.

22.5	Change of business

The Company shall ensure that no substantial change is made to the general nature of the business of the Company or the Group from that carried on at the date of this Agreement.

22.6	Acquisitions

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Company shall ensure that no member of the Group will):

(i)	acquire a company or any shares or securities or business or undertaking (or, in each case, any interest in any of them); or

(ii)	incorporate a company.

(b)	Paragraph (a) above does not apply to an acquisition of a company, of shares, securities or a business or undertaking (or, in each case, any interest in any of them) or the incorporation of a company which is:

(i)	a Permitted Acquisition; or

(ii)	a Permitted Transaction.

22.7	Disposals

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Company shall ensure that no member of the Group will), enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.

(b)	Paragraph (a) above does not apply to any sale, lease, transfer or other disposal which is:

(i)	a Permitted Disposal; or

(ii)	a Permitted Transaction.

22.8	Joint ventures

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Company shall ensure that no member of the Group will):

(i)	enter into, invest in or acquire (or agree to acquire) any shares, stocks, securities or other interest in any Joint Venture; or

(ii)	transfer any assets or lend to or guarantee or give an indemnity for or give Security for the obligations of a Joint Venture or maintain the solvency of or provide working capital to any Joint Venture (or agree to do any of the foregoing).

(b)	Paragraph (a) does not apply to any acquisition of (or agreement to acquire) any interest in a Joint Venture or transfer of assets (or agreement to transfer assets) to a Joint Venture or loan made to or guarantee given in respect of the obligations of a Joint Venture if such transaction is a Permitted Acquisition, a Permitted Disposal, a Permitted Loan or a Permitted Joint Venture.

22.9	Insurance

Each Obligor shall (and the Company shall ensure that each member of the Group will) maintain insurances on and in relation to its business and assets with reputable underwriters or insurance companies against those risks and to the extent as is usual for companies carrying on the same or substantially similar business in the same or similar markets except where to fail to maintain such insurances is not reasonably likely to have a Material Adverse Effect.

22.10	Environmental Compliance

Each Obligor shall (and the Company shall ensure that each member of the Group will) comply in all material respects with all Environmental Law and obtain and maintain any Environmental Permits and take all reasonable steps in anticipation of known or expected future changes to or obligations under the same where failure to do so has or is reasonably likely to have Material Adverse Effect.

22.11	Environmental Claims

The Company shall inform the Lender in writing as soon as reasonably practicable upon becoming aware of:

(a)	any Environmental Claim that has been commenced or (to the best of its knowledge and belief) is threatened against any member of the Group; or

(b)	any facts or circumstances which will or are reasonably likely to result in any Environmental Claim being commenced or threatened against any member of the Group,

where the claim has or is reasonably likely to, if determined against that member of the Group, have a Material Adverse Effect.

22.12	Cessation of business

No Obligor shall (and the Company shall procure that no other member of the Group will) cease, or threaten to cease, to carry on the whole or any substantial part of the business conducted by it as at the date of this Agreement which could reasonably be expected to result in the cessation of a material part of the business of the Group taken as a whole except as a result of a Permitted Disposal or a Permitted Transaction.

22.13	Indebtedness

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Company shall ensure that no member of the Group will) incur or allow to remain outstanding any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to Financial Indebtedness which is:

(i)	Permitted Financial Indebtedness; or

(ii)	a Permitted Transaction.

22.14	Upstream cash

Each Obligor shall, and shall use its best endeavours to procure (to the extent the other members of the Group have distributable reserves available for this purpose and to the extent that the other members of the Group can do so without breaching any law or regulatory requirements and they have cash to do so) that each other member of the Group will, make payment of dividends to the extent necessary to ensure that no Obligor will fail to meet its payment obligations under this Agreement as such payment obligations fall due and, for the avoidance of doubt, an Obligor will not breach its obligations under this Clause 22.14 unless payment due from that Obligor under this Agreement is not made on the date such payment obligation falls due.

22.15	Ownership of the Obligors

The Company shall procure that each Obligor (other than the Company) remains its wholly owned Subsidiary directly or indirectly.

22.16	No Guarantees or indemnities

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Company shall ensure that no member of the Group will) incur or allow to remain outstanding any guarantee in respect of any obligation of any person (other than an obligation of any member of the Group).

(b)	Paragraph (a) does not apply to a guarantee which is:

(i)	a Permitted Guarantee; or

(ii)	a Permitted Transaction.

22.17	Loans or credit

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Company shall ensure that no member of the Group will) be a creditor in respect of any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to:

(i)	a Permitted Loan; or

(ii)	a Permitted Transaction.

22.18	Arm’s length basis

(a)	Except as permitted by paragraph (b) below, no Obligor shall (and the Company shall ensure no member of the Group will) enter into any transactions with any person except on arm’s length terms and for full market value.

(b)	The following transactions shall not be a breach of this Clause 22.18;

(i)	intra-Group loans permitted under Clause 22.17 (Loans or credit);

(ii)	fees, costs and expenses payable under the Transaction Agreement in the amounts set out therein; and

(iii)	any Permitted Transaction.

22.19	Federal Reserve Regulations

Each U.S. Borrower will use the Facilities without violating Regulations T, U and X.

22.20	Compliance with U.S. Regulations

No Obligor shall (and the Company shall ensure that no other member of the Group will) become an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act. Neither the making of any Loan, or the application of the proceeds or repayment of any Loan by any Obligor nor the consummation of the other transactions contemplated by this agreement will violate any provision of such act or any rule, regulation or order of the SEC under the Investment Company Act.

22.21	Anti-Money Laundering

Each Obligor will use commercially reasonable efforts to ensure that no funds used to pay the obligations under the Finance Documents are derived from any unlawful activity.

22.22	Share redemption

Save as disclosed to the Lender in writing prior to the date of this Agreement, the Company shall not (and will ensure that no other member of the Group will) redeem, repurchase, defease, retire or repay any of its share capital or resolve to do so without the prior written consent of the Lender, except for buy-back of warrants in an amount of no more than $15,000,000 in aggregate provided that such buy-back is made when no Default is continuing or would occur as a result of the making of such buy-back.

22.23	Substitute financing

(a)

The Obligors hereby acknowledge that this Agreement is entered into with the assumption by the Parties that the Borrowers would work in good faith to obtain appropriate alternative financing for the Group, either through a new bank credit facility, or a debt or equity issuance. For the avoidance of doubt, it is understood that this Facility has been provided by the Lender on terms more favourable than the current market and the fact that alternative financing may only be available on different terms and conditions (including the possibility of less favourable terms and conditions) will not prevent the Borrowers from accepting such financing. This being stated, it is further understood that the Borrowers are not required to accept alternative financing that would be materially different from current market terms offered for comparable financings.

(b)	The proceeds of the alternative financing will be used to repay and cancel the Facility under this Agreement. The Borrowers shall ensure that the terms of the alternative financing permit the use of such funding to repay amounts due under this Agreement and to the cancellation of this Facility once repaid.

23.	EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 23 is an Event of Default (save as for Clause 23.14 (Acceleration).

23.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by:

(i)	administrative or technical error; or

(ii)	a Disruption Event; and

(b)	payment is made within three Business Days of its due date.

23.2	Financial covenants and indebtedness

Any requirement of Clause 21 (Financial covenants) is not satisfied.

23.3	Other obligations

(a)	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 23.1 (Non-payment) and Clause 21 (Financial covenants).

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 15 days of the Lender giving notice to the Company or the Company becoming aware of the failure to comply.

23.4	Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

23.5	Cross default

(a)	Any Financial Indebtedness of any member of the Group is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of any member of the Group is cancelled or suspended by a creditor of any member of the Group as a result of an event of default (however described).

(d)	Any creditor of any member of the Group becomes entitled to declare any Financial Indebtedness of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).

(e)	No Event of Default will occur under this Clause 23.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than $5,000,000 (or its equivalent in any other currency or currencies).

23.6	Insolvency

(a)	A member of the Group is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts (other than as a result of a good faith dispute with its trade creditors in the ordinary course of business and for which adequate financial provision has been set aside by the relevant member of the Group to the extent that the amount involved exceeds $1,000,000) or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of any member of the Group is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any indebtedness of any member of the Group.

(d)	Any Obligor shall in any US jurisdiction:

(i)	apply for, or consent to, the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner or liquidator of itself or of all or a substantial part of its property;

(ii)	make a general assignment for the benefit of its creditors;

(iii)	commence a voluntary case under Title 11 of the United States of America Code entitled Bankruptcy (or any successor thereof), as amended;

(iv)	file a petition with respect to itself seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganisation, liquidation, dissolution, arrangement or winding up, or composition or readjustment of debts; or

(v)	take any corporate action for the purpose of effecting any of the foregoing with respect to itself.

23.7	Insolvency proceedings

(a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any member of the Group other than a solvent liquidation or reorganisation of any member of the Group which is not an Obligor;

(ii)	a composition, compromise, assignment or arrangement with any creditor of any member of the Group;

(iii)	the appointment of a liquidator (other than in respect of a solvent liquidation of a member of the Group which is not an Obligor), receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any member of the Group or any of its assets; or

(iv)	enforcement of any Security over any assets of any member of the Group,

or any analogous procedure or step is taken in any jurisdiction if not dismissed within 30 days of commencement.

(b)	In respect of any Obligor, a proceeding or case shall be commenced, without the application or consent of such Obligor, in any US court of competent jurisdiction, seeking:

(i)	its reorganisation, liquidation, dissolution, arrangement or winding-up or the composition or readjustment of its debts;

(ii)	the appointment of a receiver, custodian, trustee, examiner, liquidator or the like of the Obligor or of all or any substantial part of its property; or

(iii)	similar relief in respect of any Obligor under any law relating to the bankruptcy insolvency, reorganisation, winding-up or composition or adjustment of debts,

and any such proceeding or case referred to in paragraphs (i) to (iii) above shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 21 or more days, or an order for relief against such Obligor shall be entered in an involuntary case under Title 11 of the United States of America Code entitled Bankruptcy (or any successor thereto) as amended.

(c)	Paragraphs (a) and (b) shall not apply to:

(i)	any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 30 days of commencement or, if earlier, the date on which it is advertised; or

(ii)	any step or procedure contemplated by paragraph (b) of the definition of Permitted Transaction.

23.8	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of a member of the Group having an aggregate value of $5,000,000 and is not discharged within 14 days.

23.9	Unlawfulness

It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents.

23.10	Repudiation

An Obligor repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

23.11	Litigation

Any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes are commenced or threatened against any member of the Group or its assets (or against the directors of any member of the Group) which, in the opinion of the legal advisers to the Lender, has a reasonable prospect of success and if successful, would in the reasonable opinion of the Lender has or is reasonably likely to have a Material Adverse Effect.

23.12	Audit qualification

The auditors of the Group make a material adverse qualification to the audited financial statements of the Group.

23.13	ERISA

(a)	Any ERISA Event shall have occurred with respect to a Plan and the sum (determined as of the date of occurrence of such ERISA Event) of the Insufficiency of such Plan and the Insufficiency of any and all other Plans with respect to which an ERISA Event shall have occurred and then exist (or the liability of the Obligors and the ERISA Affiliates related to such ERISA Event) is an amount that has or is reasonably likely to have a Material Adverse Effect.

(b)	Any Obligor or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount that, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Obligors and the ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification), has or could reasonably be expected to have a Material Adverse Effect or requires payments in an amount that has or is reasonably likely to have a Material Adverse Effect.

(c)	Any Obligor or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganisation or is being terminated, within the meaning of Title IV of ERISA, and as a result of such reorganisation or termination the aggregate annual contributions of the Obligors and the ERISA Affiliates to all Multiemployer Plans that are then in reorganisation or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such reorganisation or termination occurs by an amount that has or is reasonably likely to have a Material Adverse Effect.

23.14	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Lender may by notice to the Company:

(a)	cancel the Facility whereupon the Facility shall immediately be cancelled;

(b)	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable; and/or

(c)	declare that all or part of the Loans be payable on demand, at which time they shall immediately become payable on demand by the Lender.

23.15	Insolvency Event of Default

If an Event of Default under Clause 23.6 (Insolvency) or Clause 23.7 (Insolvency Proceedings) shall occur in respect of any U.S. Obligor, then without notice to such U.S. Obligor or any other act by the Lender or any other person, the Loans to such U.S. Obligor, interest thereon and all other amounts owed by such U.S. Obligor under the Finance Documents shall become immediately due and payable without presentment, demand, protest or notice of any kind, all of which are expressly waived.

SECTION 9

CHANGES TO PARTIES

24.	CHANGES TO THE LENDER

24.1	Assignments by the Lender

The Lender may assign any of its rights to a bank or financial institution (the “New Lender”).

24.2	Conditions of assignment

(a)	The consent of the Company is required for an assignment by the Lender, unless the (i) assignment is to an Affiliate of the Lender or (ii) if the assignment is made at a time when an Event of Default is continuing.

(b)	The consent of the Company to an assignment must not be unreasonably withheld or delayed. The Company will be deemed to have given its consent 10 Business Days after the Lender has requested it unless consent is expressly refused by the Company within that time.

(c)	An assignment will only be effective on:

(i)	receipt by the Company of written confirmation from the New Lender (in form and substance satisfactory to the Company (acting reasonably)) that the New Lender will assume the same obligations to the other Parties as it would have been under if it was the Lender; and

(ii)	the Company giving notice to the Lender that such proposed New Lender is not:

(A)	an entity listed by the Office of Foreign Assets Control in the US Department of Treasury as being a Specially Designated National; or

(B)	otherwise the target of the US Office of Foreign Entity Control sanctions,

(a “Designated Person”) such that a United States national would be prohibited under regulations of the Office of Foreign Assets Control from doing business with such proposed New Lender. The Company shall promptly, and in any event within 10 Business Days of being notified of the identity of the proposed New Lender, confirm to the Lender whether or not such proposed New Lender is a Designated Person and, if it is a Designated Person, provide a copy of the relevant regulation of the Office of Foreign Assets Control or other reasonable evidence indicating that the proposed New Lender is a Designated Person. If the Company does not confirm to the Lender whether or not such proposed New Lender is a Designated Person within 10 Business Days it shall be deemed to have given a notice to the Lender in accordance with this paragraph (ii).

(d)	If:

(i)	the Lender assigns any of its rights under the Finance Documents; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender under Clause 13 (Tax gross-up and indemnities) or Clause 14 (Increased costs), then the New Lender is only entitled to receive payment under those Clauses to the same extent as the Lender would have been if the assignment, transfer or change had not occurred.

24.3	Limitation of responsibility of the Lender

(a)	Unless expressly agreed to the contrary, the Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Lender that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with this Agreement and has not relied exclusively on any information provided to it by the Lender in connection with any Finance Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any commitment is in force.

(c)	Nothing in any Finance Document obliges the Lender to:

(i)	accept a re-assignment from a New Lender of any of the rights assigned under this Clause 24; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

24.4	Disclosure of information

The Lender may disclose to any of its Affiliates and any other person:

(a)	to (or through) whom the Lender assigns (or may potentially assign) all or any of its rights under this Agreement;

(b)	with (or through) whom the Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or any Obligor; or

(c)	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation,

any information about any Obligor, the Group and the Finance Documents as the Lender shall consider appropriate.

24.5	Security over Lender’s rights

In addition to the other rights provided to the Lender under this Clause 24, the Lender may without consulting with or obtaining consent from any Obligor at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of the Lender including, without limitation, any charge, assignment or other Security to secure obligations to a federal reserve or central bank, except that no such charge, assignment or Security shall:

(a)	release the Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(b)	require any payments to be made by an Obligor or grant to any person any more extensive rights than those required to be made or granted to the Lender under the Finance Documents.

24.6	Assignment to Federal Reserve Bank

The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement, without notice to or consent of any Party, to any U.S. Federal Reserve Bank provided that (i) the Lender shall not be relieved of any of its obligations under this Agreement as a result of any such assignment and pledge and (ii) in no event shall such U.S. Federal Reserve Bank be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action under this Agreement.

25.	CHANGES TO THE OBLIGORS

25.1	Assignment and transfers by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

25.2	Additional Borrower and Additional Guarantor

The Company may request that any of its Subsidiaries becomes a Borrower provided that that Subsidiary shall also become a Guarantor at the same time of becoming a Borrower. That Subsidiary shall become a Borrower and a Guarantor if:

(a)	it is incorporated in the same jurisdiction as an existing Borrower and the Lender approves the addition of that Subsidiary;

(b)	the Company and that Subsidiary deliver to the Lender a duly completed and executed Accession Deed;

(c)	the Company confirms to the Lender (by means of an officer’s certificate if the Lender so requires) that no Default is continuing or would occur as a result of that Subsidiary becoming an Additional Borrower and an Additional Guarantor; and

(d)	the Lender has received all of the documents and other evidence listed in Part II of Schedule 1 (Conditions precedent) in relation to that Subsidiary, each in form and substance satisfactory to the Lender.

SECTION 10

CONDUCT OF THE BUSINESS BY THE LENDER

26.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)	interfere with the right of the Lender to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige the Lender to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige the Lender to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

SECTION 11

ADMINISTRATION

27.	PAYMENT MECHANICS

27.1	Payments to the Lender

(a)	On each date on which an Obligor is required to make a payment under a Finance Document, that Obligor shall make the same available to the Lender (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Lender as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency (or in relation to euro, in a principal financial centre in a Participating Member State or London) with such bank as the Lender specifies.

27.2	Payments to the Obligors

(a)	On each date on which this Agreement requires an amount to be paid by the Lender, the Lender shall make the same available to the relevant Obligor in such funds and to such account with such bank as that Obligor shall specify from time to time.

(b)	A payment will be deemed to have been made by the Lender on the date on which it was required to be made under this Agreement if the Lender has, on or before that date, taken steps to make that payment in accordance with the regulations or operating procedures of the clearing system used by the Lender in order to make the payment.

27.3	Distributions to an Obligor

The Lender may (with the consent of the Obligor or in accordance with Clause 28 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

27.4	Partial payments

(a)	If the Lender receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Lender shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Lender under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Lender may vary the order set out in paragraphs (a)(ii) to (a)(iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

27.5	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

27.6	Business Days

(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

27.7	Currency of account

(a)	Subject to paragraphs (b) to (e) below, the Base Currency is the currency of account and payment for any sum from an Obligor under any Finance Document.

(b)	A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)	Each payment in respect of costs, expenses, liability or Taxes shall be made in the currency in which the costs, expenses, liability or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

27.8	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Lender (after consultation with the Company); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Lender (acting reasonably).

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Lender (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

27.9	Disruption to Payment Systems etc.

If either the Lender determines (in its discretion) that a Disruption Event has occurred or the Lender is notified by the Company that a Disruption Event has occurred:

(a)	the Lender may, and shall if requested to do so by the Company, consult with the Company with a view to agreeing with the Company such changes to the operation or administration of the Facility as the Lender may deem necessary in the circumstances;

(b)	the Lender shall not be obliged to consult with the Company in relation to any changes mentioned in paragraph (a) if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)	any such changes agreed upon by the Lender and the Company shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 33 (Amendments and Waivers); and

(d)	the Lender shall not be liable for any damages, costs or losses whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Lender) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 27.9.

28.	SET-OFF

The Lender may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by the Lender) against any matured obligation owed by the Lender to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

29.	NOTICES

29.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

29.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of each Obligor, that identified with its name below;

(b)	in the case of any other Obligor, that notified in writing to the Lender on or prior to the date on which it becomes a Party; and

(c)	in the case of the Lender, that identified with its name below,

or any substitute address, fax number, department or officer as the Party may notify to the Lender (or the Lender may notify to the other Parties, if a change is made by the Lender) by not less than five Business Days’ notice.

29.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 29.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Lender will be effective only when actually received by the Lender and then only if it is expressly marked for the attention of the department or officer identified with the Lender’s signature below (or any substitute department or officer as the Lender shall specify for this purpose).

(c)	Any communication or document made or delivered to the Company in accordance with this Clause 29.3 will be deemed to have been made or delivered to each of the Obligors.

29.4	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Lender, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

30.	CALCULATIONS AND CERTIFICATES

30.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by the Lender are prima facie evidence of the matters to which they relate.

30.2	Certificates and determinations

Any certification or determination by the Lender of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

30.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

31.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

32.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of the Lender, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

33.	AMENDMENTS AND WAIVERS

Any term of the Finance Documents may be amended or waived only with the consent of the Lender and the Obligors and any such amendment or waiver will be binding on all Parties.

34.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

35.	USA PATRIOT ACT

The Lender hereby notifies each Obligor that pursuant to the requirements of the USA Patriot Act, the Lender is required to obtain, verify and record information that identifies such Obligor, which information includes the name and address of such Obligor and other information that will allow the Lender to identify such Obligor in accordance with the USA Patriot Act.

SECTION 12

GOVERNING LAW AND ENFORCEMENT

36.	GOVERNING LAW

This Agreement is governed by English law.

37.	ENFORCEMENT

37.1	Jurisdiction

(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or the consequences of its nullity) (a “Dispute”).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

CONDITIONS PRECEDENT

Part I

Conditions precedent to initial Utilisation

1.	Obligors

(a)	A copy of the constitutional documents of each Obligor.

(b)	A copy of a resolution of the board of directors of each Obligor:

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.

(d)	A certificate of the Company (signed by a director or other authorised signatory) confirming that borrowing or guaranteeing, as appropriate, the Facility would not cause any borrowing, guaranteeing or similar limit binding on any Obligor to be exceeded.

(e)	A certificate of an authorised signatory of the relevant Obligor certifying that each copy document relating to it specified in this Part I of Schedule 1 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2.	Finance Documents

This Agreement executed by the members of the Group parties to this Agreement.

3.	Other documents and evidence

A copy of any other Authorisation or other document, opinion or assurance which the Lender considers to be necessary or desirable (if it has notified the Company accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

Part II

Conditions precedent required to be delivered by an Additional Obligor

1.	An Accession Deed, duly executed by the Additional Obligor and the Company.

2.	A copy of the constitutional documents of the Additional Obligor.

3.	A copy of a resolution of the board of directors of the Additional Obligor:

(a)	approving the terms of, and the transactions contemplated by, the Accession Deed and the Finance Documents and resolving that it execute the Accession Deed;

(b)	authorising a specified person or persons to execute the Accession Deed on its behalf; and

(c)	authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices (including, in relation to an Additional Borrower, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents.

4.	A specimen of the signature of each person authorised by the resolution referred to in paragraph 3 above.

5.	A certificate of the Additional Obligor (signed by a director) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on it to be exceeded.

6.	A certificate of an authorised signatory of the Additional Obligor certifying that each copy document listed in this Part II of Schedule 1 is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Deed.

7.	A copy of any other Authorisation or other document, opinion or assurance which the Lender considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by the Accession Deed or for the validity and enforceability of any Finance Document.

SCHEDULE 2

UTILISATION REQUEST

From:	[name of relevant Borrower]

To:	E D & F Man Treasury Management plc

Dated:

Dear Sirs

$100,000,000 Multicurrency Revolving Credit Facility Agreement

dated [—] 2009 (the “Agreement”)

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)

Currency of Loan:	[ ]

Amount:	$[ ] or, if less, the Available Facility

Interest Period:	[ ]

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4.	The proceeds of this Loan should be credited to [account].

5.	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for

[name of relevant Borrower]

SCHEDULE 3

FORM OF COMPLIANCE CERTIFICATE

To:	E D & F Man Treasury Management plc

From:	Westway Group, Inc.

Dated:

Dear Sirs

$100,000,000 Multicurrency Revolving Credit Facility Agreement

dated [—] 2009 (the “Agreement”)

1.	We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that:

[insert details of financial covenants and whether the appropriate Obligor is in compliance with those covenants]

3.	[We confirm that no Default is continuing.][1]

Signed:
	Director of Company	Director of Company

[1]	If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, in any, being taken to remedy it.

SCHEDULE 4

FORM OF ACCESSION DEED

To:	E D & F Man Treasury Management plc

From:	Westway Group, Inc. and [insert Subsidiary’s name]

Dated:

Dear Sirs

$100,000,000 Multicurrency Revolving Credit Facility Agreement

dated [—] 2009 (the “Agreement”)

1.	We refer to the Agreement. This is an Accession Letter. Terms defined in the Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

2.	[Subsidiary] agrees to become an Additional Borrower and an Additional Guarantor and to be bound by the terms of the Agreement as an Additional Borrower and an Additional Guarantor pursuant to Clause 25.2 (Additional Borrower and Additional Guarantor) of the Agreement. [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction].

3.	[Subsidiary’s] administrative details are as follows:

Address:

Fax No:

Attention:

4.	This Accession Letter is governed by English law.

This Accession Letter is entered into by deed.

Westway Group, Inc.	[Subsidiary]

By:	By:

SIGNATURES

The Original Borrowers

WESTWAY GROUP, INC.

By:	/s/ Thomas A. Masilla, Jr., CFO
Address:	365 Canal Street, Suite 2900, New Orleans, LA 70130
Fax:	504-636-4316

WESTWAY HOLDINGS NETHERLANDS BV

By:	/s/ Scott Mackenzie, Director
Address:	365 Canal Street, Suite 2900, New Orleans, LA 70130
Fax:	504-636-4316

The Original Guarantor

WESTWAY GROUP, INC.

By:	/s/ Thomas A. Masilla, Jr., CFO
Address:	365 Canal Street, Suite 2900, New Orleans, LA 70130
Fax:	504-636-4316

The Lender

E D & F MAN TREASURY MANAGEMENT PLC

By:	/s/ Eve-Marie L. Hutin
Address:	Cottons Centre, Hays Lane, London SE1 2QE, UK
Fax:	0044 207 089 8430